News Release
For Immediate Release 03/09/06

Company contacts:
T. Paul Bulmahn, Chairman and President
Albert L. Reese Jr., Chief Financial Officer
713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Announces Record Proved Reserves, Fourth Quarter and
Annual 2005 Results and Operations Update

HOUSTON - March 9, 2006 - (Business Wire) - ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced record proved reserves, fourth quarter and annual 2005 results and an operations update.

•	Record reserve replacement ratio of 1,367%; the 2005 ATP target was 200%
•	Record $2.7 billion pre-tax PV-10 value and 527.5 Bcfe of proved reserves at year-end 2005
•	Production of 5.4 Bcfe, revenue of $49.9 million, and net income available to common shareholders of $0.3 million for the fourth quarter 2005
•	Production of 19.9 Bcfe, record revenue of $146.7 million, and a net loss available to common shareholders of $12.6 million for 2005
•	First production from L-06d in the Dutch North Sea
•	Proved reserves of 182 Bcfe at our Cheviot property in the U.K. North Sea

Oil and Gas Reserves

ATP’s 2005 proved reserve reports have been prepared by independent third-party reservoir engineers. The proved reserve quantities and classifications contained in the reports prepared by the independent reservoir engineers conform to the definition provided by the Securities and Exchange Commission ("SEC"). ATP will make accessible copies of the certification letters from the independent third-party reservoir engineers on the Company’s web site www.atpog.com. The reports will be posted under Investor Info-Annual/Quarterly Reports and will be made available on March 9, 2006.

At December 31, 2005, the Company achieved a record reserve replacement ratio of 1,367% for 2005. The Company’s year-end natural gas and oil proved reserves were 527.5 Bcfe (67% natural gas) with a pre-tax PV-10 of $2.7 billion, compared to 275.2 Bcfe and a $733 million pre-tax PV-10 at year-end 2004. Pre-tax PV-10 is a non-GAAP financial measure that we believe to be an important measure for evaluating the relative significance of our natural gas and oil properties. Proved developed reserves more than doubled (up 112%) to a record 128.4 Bcfe (72% natural gas) during 2005.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page of 1 of 14

Proved Reserves
Prepared by independent reservoir engineers
December 31, 2005

	Gulf of Mexico	North Sea	Consolidated
Proved
(MMcfe)
Developed	114,379.5	13,989.2	128,368.8
Undeveloped	117,650.3	281,476.0	399,126.3
Total	232,029.8	295,465.2	527,495.1

Pre-tax PV-10(1)
($'s in millions)
Developed	$784.8	$82.6	$867.4
Undeveloped	$607.7	$1,209.2	$1,817.0
Total	$1,392.5	$1,291.8	$2,684.3
______________
(1) See pre-tax PV-10 reconciliation at the end of this press release.

Top 5 Properties
(Based on Proved Reserves)
Prepared by independent reservoir engineers
December 31, 2005
	Cheviot	MC 711	Tors	King's Peak	Venture
	North Sea	Gulf of Mexico	North Sea	Gulf of Mexico	North Sea
Proved
Reserves (Bcfe)	182.3	93.1	72.9	55.7	26.3

Results of Operations

Natural gas and oil production was 5.4 Bcfe for the fourth quarter and 19.9 Bcfe for 2005. Hurricanes Dennis, Emily, Katrina, and Rita severely disrupted oil and gas production during the third and fourth quarters of 2005 for all oil and gas companies doing business in the Gulf of Mexico. These hurricanes negatively impacted ATP’s production by deferring approximately 9.0 Bcfe of anticipated production during this period. Natural gas and oil production was 5.9 Bcfe for the fourth quarter 2004 and 22.4 Bcfe for 2004.

Overall higher commodity prices and cash flow hedges resulted in improved commodity price realizations during the fourth quarter and full year 2005. Compared to the same period in 2004, fourth quarter 2005 U.S. natural gas price realizations increased 69% to $9.20 per Mcf, U.K. natural gas price realizations increased 198% to $15.06 per Mcf, and crude oil price realizations increased 13% to $43.03 per barrel. For 2005, U.S. natural gas price realizations increased 35% to $7.31 per Mcf, U.K. natural gas price realizations increased 129% to $9.17 per Mcf, and crude oil price realizations increased 24% to $41.92 per barrel.

Natural gas and oil revenues totaled $49.9 million for the fourth quarter and $146.7 million for 2005, compared to $32.9 million for the fourth quarter 2004 and $116.1 million for 2004. Natural gas and oil revenues were higher primarily due to higher commodity prices and improved hedge prices during this period.

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Lease operating expense (LOE) per Mcfe was $1.53 for the fourth quarter and $1.19 for 2005, compared to $1.00 for the fourth quarter 2004 and $0.87 for 2004. The increase in LOE per Mcfe was primarily attributable to uninsured hurricane related expenses and generally higher service costs.

General and administrative expense (G&A) totaled $11.0 million for the fourth quarter and $24.2 million for 2005, compared to $4.7 million for the fourth quarter 2004 and $15.8 million for 2004. The increase in G&A was primarily attributable to year-end compensation related costs.

Depreciation, depletion, and amortization (DD&A) per Mcfe was $2.99 for the fourth quarter and $3.22 for 2005, compared to $3.12 for the fourth quarter 2004 and $2.48 for 2004. The increase in DD&A per Mcfe was primarily due to increased production from relatively higher cost properties developed in 2003 and 2004.

For the fourth quarter 2005, ATP recorded net income available to common shareholders of $0.3 million or $0.01 per basic and diluted share, compared to a net loss available to common shareholders in the fourth quarter 2004 of $3.8 million or $(0.14) per basic and diluted share. For 2005, ATP incurred a net loss available to common shareholders of $12.6 million or $(0.43) per basic and diluted share, compared to net income available to common shareholders of $1.4 million or $0.05 per basic and diluted share for 2004.

The Company's selected operating statistics and financial information, included within this press release, contain additional information on our activities for the fourth quarter 2005 and year ended December 31, 2005 and comparable periods in 2004.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page of 3 of 14

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Selected Operating Statistics

Production
Natural gas (MMcf)	4,582	4,514	15,614	17,816
Oil and condensate (MBbls)	133	229	717	765
Natural gas equivalents (MMcfe)	5,377	5,887	19,914	22,408
Gulf of Mexico (MMcfe)	5,034	4,951	18,659	17,940
North Sea (MMcfe)	343	936	1,255	4,468

Average Prices (includes effect of cash
flow hedges)
Natural gas (per Mcf)	$9.64	$5.35	$7.46	$5.05
Natural gas (per Mcf) - GOM	9.20	5.43	7.31	5.41
Natural gas (per Mcf) - N. Sea	15.06	5.05	9.17	4.00
Oil and condensate (per Bbl) - GOM	43.03	38.07	41.92	33.93
Natural gas, oil and condensate (per Mcfe)	9.27	5.59	7.36	5.18
Lease operating expense (per Mcfe)	1.53	1.00	1.19	0.87
Lease operating expense (per Mcfe) - GOM	1.54	1.01	1.16	0.88
Lease operating expense (per Mcfe) - N. Sea	1.50	0.97	1.60	0.84

Other Expenses, per Mcfe
Depreciation, depletion and amortization (DD&A)	$2.99	$3.12	$3.22	$2.48
DD&A - GOM	2.93	2.90	3.17	2.29
DD&A - N. Sea	3.80	4.30	3.93	3.27

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$49,864	$32,858	$146,484	$116,023
Net income (loss)	6,426	(3,774)	(2,716)	1,356
Preferred dividends	(6,102)	-	(9,858)	-
Net income (loss) available to common shareholders	324	(3,774)	(12,574)	1,356
Per share, basic and diluted	$0.01	$(0.14)	$(0.43)	$0.05

Average number of common shares outstanding
Basic	29,301	26,142	29,080	24,944
Diluted	30,113	26,142	29,080	25,271
__________________
(1) See oil and gas revenue reconciliation on the last page of this press release.

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Gulf of Mexico Acquisitions

ATP was active in both of the Minerals Management Service sponsored offshore lease sales during 2005.  In addition, ATP closed three private company transactions during 2005.  These purchases, which total $67.9 million in acquisition costs, resulted in recording 72.8 Bcfe of proved reserves, of which 40.4% were classified as proved developed.

Western Gulf of Mexico Offshore Lease Sale - ATP acquired three blocks for $2.9 million at the Western Gulf of Mexico Offshore Lease Sale 196 held on August 17, 2005. The blocks are located in approximately 200 to 750 feet of water. All three of the blocks have been previously drilled and the related logs indicate the presence of hydrocarbons. One of the blocks, High Island A-589, which was awarded to ATP in December 2005, has already been added to ATP’s 2006 development program. ATP holds a 100% working interest and serves as operator of each of the blocks.

Central Gulf of Mexico Offshore Lease Sale - ATP acquired seven blocks for $2.4 million at the Central Gulf of Mexico Offshore Lease Sale held March 16, 2005. Two of the blocks are adjacent to the Company's wholly-owned Mississippi Canyon 711 development. Two additional blocks are contiguous to an existing ATP operated development in the West Cameron area and the remaining three blocks provide access to new development area opportunities. The blocks are located in approximately 125 to 2,900 feet of water. ATP owns a 100% working interest and serves as operator of each property.

South Marsh Island 166 - During the second quarter, ATP acquired South Marsh Island 166. We reentered and completed a temporarily abandoned well which had previously encountered hydrocarbons. As a result of this development work, proved developed reserves were recorded for this property at year-end 2005. ATP holds a 100% working interest in and operates South Marsh Island 166.

King’s Peak - ATP acquired a 55% working interest in the producing property King's Peak in late September 2005. ATP operates this property located on Mississippi Canyon Blocks 173 and 217 and Desoto Canyon Blocks 133 and 177. King’s Peak contains an estimated 55.7 Bcfe of proved reserves. In addition, the property contains additional development potential from unproved drilling locations. Net production from King’s Peak is currently averaging 15-20 MMcfe per day.

Gulf of Mexico Shelf Package - On October 31, 2005, ATP acquired substantially all of the oil and gas properties of a privately held company. These properties are located on the Gulf of Mexico Shelf and contain proved developed producing and proved developed non-producing reserves. Net production from these properties is currently averaging 15-20 MMcfe per day.

North Sea Acquisitions

Tors - ATP increased its net working interest ownership to 85% in the Tors fields, Garrow and Kilmar, through two separate transactions. First, ATP Oil & Gas (UK) Limited, a wholly-owned subsidiary, acquired a 25% working interest ownership from its partner in the second quarter 2005, and then sold a 15% working interest ownership to a new partner in the fourth quarter 2005. This purchase and sale allowed ATP to reduce its capital exposure and lower its development cost per Mcfe, with the net result of improving the overall return for the project and our shareholders.

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Venture - During the fourth quarter of 2005, our wholly-owned subsidiary, ATP Oil & Gas (UK) Limited, increased its working interest ownership to 100% in the Venture field (Block 49/12a North) in the Southern Gas Basin of the U.K. North Sea. The Venture field is located in 75' of water and has been defined by two vertical wells that have tested at rates of 35 MMcf per day and 74 MMcf per day. Development plans in 2006 include the design and construction of a production platform, the installation of a pipeline to an offset host platform, and the drilling of one to two wells. Planned production is for the first half of 2007.

Operations and Development

Gulf of Mexico Shelf - On the Gulf of Mexico Shelf during 2005, six wells were drilled, including one dry hole. Four of the wells, WC 432 #1, MI 709 A4ST1, HI 74 #1, and BA 578 #1, were completed and placed on production. The remaining well, the SMI 166 #1, will be placed on production following hurricane related repairs and tie-ins to third-party infrastructure.

Mississippi Canyon 711 (MC 711) - During 2005, two wells were completed and made ready for production from the southern portion of the block, two 27-mile pipelines were installed, and the drilling vessel, Rowan Midland, was converted into a floating production platform and moored on location. As of March 8, 2006, development work was essentially complete and we are awaiting first production. ATP operates MC 711 with a 100% working interest.

Tors (Kilmar and Garrow) - During 2005, we constructed and installed the Kilmar jacket and deck, commenced well operations, and installed a 23-kilometer pipeline from Garrow to Kilmar and a 22-kilometer pipeline from Kilmar to an offsetting third-party platform. ENSCO 70 is completing the first of a five-well program after which production will commence. The Garrow platform is currently under construction and is expected to be installed later this year. ATP operates the Tors field with an 85% working interest.

L-06d - On February 27, 2006, we announced first production at L-06d in the Dutch North Sea. ATP now enjoys flowing production in all three of its core areas: the U.S. Gulf of Mexico, the U.K. North Sea, and Dutch North Sea. L-06d production is limited by the capacity of the facilities to 40 - 45 MMcf per day gross.

Cheviot - During 2005, we evaluated the 3-D seismic survey acquired in 2004, which along with comprehensive Geological and Geophysical (G&G) studies, helped to form a more detailed geologic picture of the Cheviot field. We then incorporated this information into a reservoir simulation model and completed the history match of the previous four-year production history of the field. Following optimization studies, we presented all data to a third-party reservoir engineering company, who ultimately assigned 182 Bcfe of proved reserves to the field. ATP operates Cheviot with a 100% working interest.

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Capital Resources and Liquidity

The tremendous progress we made in 2005 moving our projects closer to commercial production, despite a difficult hurricane season, was supported by three financings. During the second quarter, we amended and improved the terms of our Senior Secured Credit Facility by expanding it to $350.0 million, reducing the interest rate, and extending the maturity to April 2010. Net of transaction costs, this amendment added $121.0 million in additional liquidity. During the third quarter, we issued $175.0 million of non-convertible perpetual preferred stock, which raised net proceeds of $169.4 million. The security does not have a stated maturity and pays a non-cash dividend of 13.5%, which becomes payable in cash upon the earlier of full repayment of our existing Term Loan or April 15, 2011. During the fourth quarter, we structured a $44.8 million capital lease to finance the purchase of the drilling vessel, Rowan Midland, to serve as the floating production platform at our Mississippi Canyon 711 property.

Cash flow from operating activities was $51.9 million for the year ended December 31, 2005, compared to $41.2 million in cash flow from operating activities for 2004. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was $69.0 million for year ended December 31, 2005, compared to $62.3 million for the same period in 2004. A reconciliation of this measure is included at the end of this press release.

We had working capital at December 31, 2005 of $0.6 million, a decrease of approximately $67.8 million from December 31, 2004. This decrease is attributable to our active 2005 capital program, which includes our two relatively large projects Mississippi Canyon 711 and Tors.

We had $65.6 million in cash and cash equivalents on hand at December 31, 2005, compared to $102.8 million in cash and cash equivalents at December 31, 2004. Cash paid for acquisition and development activities for the year 2005 was $420.5 million, compared to $87.4 million in 2004.

2006 Operational and Financial Objectives

We will continue to devote considerable resources to our developments in 2006. During the early part of the year, efforts will be spent completing and bringing to production two of our major developments begun in 2005, Mississippi Canyon 711 in the Gulf of Mexico and the Tors fields in the U.K. Sector of the North Sea. As of February 27, 2006, L-06d had been placed on production. The first of three wells planned at the Kilmar portion of Tors fields has reached total depth and the well is going through completion activities. Additional drilling and completion activities are scheduled at both Mississippi Canyon 711 and at the Garrow portion of the Tors fields later in 2006.

In addition to these developments, projects with proved undeveloped reserves at December 31, 2005 that are scheduled for 2006 development, include Venture in the U.K. North Sea and South Marsh Island 189/190 and other properties in the Gulf of Mexico. We also have scheduled for drilling or completion properties in which previous drilling into targeted reservoirs indicates to the Company the presence of commercially productive quantities of hydrocarbons, although these reservoirs did not meet the SEC definition of proved reserves at the end of 2005. For example, High Island A-589 is a property that the Company believes to have commercially productive hydrocarbons and intends to develop in 2006 that is not included in our reserve report at year-end 2005.

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We have commenced engineering and procurement activities on our Cheviot property in the U.K. North Sea. Cheviot, our largest property in terms of proved reserves, is a multi-year development with first production targeted in 2008. Other potential developments for 2006 in the Gulf of Mexico and North Sea are currently being evaluated. We believe that 2006 production will far exceed that of 2005 as a result of our 2003 through 2005 development programs and projects scheduled for development in 2006.

Our production may command higher realized oil and gas prices in 2006 than in recent years, based on our current hedge position and relatively strong commodity prices.    Our revenues, profitability and cash flows are highly dependent upon many factors, particularly our production results and the price of oil and natural gas.   During the first quarter of 2006, we have been active in the futures market. We have purchased floors at $57.50 for 962.5 thousand barrels of crude oil in 2006 and 315.0 thousand barrels of crude oil in 2007. We also entered into swaps at $67.76 for 182.5 thousand barrels of crude oil for 2007. Including these recent hedges, we have hedged 13.6 Bcfe for 2006 and 3.4 Bcfe for 2007. To mitigate future price volatility, we may hedge additional production. A more complete summary of our hedges, derivatives or fixed price contracts can be found at the end of this press release.

4th Quarter 2005 Conference Call

ATP management will host a conference call on March 9, 2006 to review reserves, production, and financial results for the fourth quarter and year 2005. T. Paul Bulmahn, Chairman and President; Gerald W. Schlief, Senior Vice President; Leland Tate, Chief Operating Officer; and Albert L. Reese, Jr., Chief Financial Officer, will discuss the details.

Date: Thursday, March 9, 2006

Time: 11:00 AM EST, 10:00 AM CST, 9:00 AM MST, 8:00 AM PST

To participate in the live webcast, simply log on to ATP’s website at www.atpog.com at least ten minutes prior to the start of the call and click on Investor Info and then Conference Calls. To listen to the conference call via the telephone, dial 1-877-704-5378. If you are unable to participate during the live webcast, the webcast will be archived on ATP’s website at www.atpog.com for 30 business days. A recorded replay of the conference call will be available for a period of 24 hours after the call starting at 1:00 p.m. CST. To listen to the replay, dial 1-888-203-1112 with the conference identification number 1499558.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page of 8 of 14

markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.

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CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$65,566	$102,774
Restricted cash	12,209	-
Accounts receivable (net of allowances of $367 and $1,499)	83,571	36,991
Derivative asset	-	791
Other current assets	4,454	3,788
Total current assets	165,800	144,344

Oil and gas properties:
Oil and gas properties (using the successful efforts
method of accounting)	899,284	450,403
Less: Accumulated depletion, impairment and amortization	(271,863)	(237,197)
Oil and gas properties, net	627,421	213,206

Furniture and fixtures, net	1,175	741
Deferred tax asset	4,025	-
Other assets, net	25,342	13,856
	30,542	14,597
Total assets	$823,763	$372,147

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accruals	$144,675	$68,573
Current maturities of long-term debt	3,500	2,200
Current maturities of long-term capital lease	8,679	-
Asset retirement obligation	7,097	4,925
Derivative liability	1,282	316
Total current liabilities	165,233	76,014

Long-term debt	337,489	208,109
Long-term capital lease	34,437	-
Asset retirement obligation	60,267	19,998
Deferred revenue	-	741
Other long-term liabilities and deferred obligations	8,826	10,121
Total liabilities	606,252	314,983

Shareholders' equity:
Preferred stock: $0.001 par value	184,858	-
Common stock: $0.001 par value	29	29
Additional paid-in capital	149,267	140,628
Accumulated deficit	(101,333)	(88,759)
Accumulated other comprehensive income	(4,693)	6,177
Unearned compensation	(9,706)	-
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	217,511	57,164
Total liabilities and shareholders' equity	$823,763	$372,147

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CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Oil and gas revenues	$49,864	$32,927	$146,674	$116,123

Costs and operating expenses:
Lease operating	8,252	5,913	23,629	19,531
Exploration	633	688	6,208	997
General and administrative	11,028	4,743	24,274	15,806
Non-cash compensation	57	-	57	-
Credit facility costs	-	-	-	1,850
Depreciation, depletion and amortization	16,076	18,396	64,069	55,637
Accretion	1,437	595	3,238	2,069
(Gain) loss on abandonment	(1,056)	20	(732)	(251)
(Gain) on disposition of properties	(2,743)	-	(2,743)	(6,011)
Other	-	400	-	400
Total costs and operating expenses	33,684	30,755	118,000	90,028
Income from operations	16,180	2,172	28,674	26,095

Other income (expense):
Interest income	1,058	336	4,064	627
Interest expense	(11,076)	(6,324)	(35,720)	(22,262)
Loss on extinguishment of debt	-	-	-	(3,326)
Other	417	100	419	280
Total other income (expense)	(9,601)	(5,888)	(31,237)	(24,681)

Income (loss) before income taxes	6,579	(3,716)	(2,563)	1,414
Provision for income taxes	(153)	(58)	(153)	(58)
Net income (loss)	$6,426	$(3,774)	$(2,716)	$1,356
Preferred dividends	(6,102)	-	(9,858)	-
Net income (loss) available to common shareholders	$324	$(3,774)	$(12,574)	$1,356
Basic and diluted income (loss) per common share:
Net income (loss) per common share	$0.01	$(0.14)	$(0.43)	$0.05

Weighted average number of common shares:

Basic	29,301	26,142	29,080	24,944
Diluted	30,113	26,142	29,080	25,271

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CONSOLIDATED CASH FLOW DATA
(In Thousands)

	Year Ended
	December 31,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$(2,716)	$1,356
Adjustments to operating activities	71,739	60,976
Changes in assets and liabilities	(17,133)	(21,114)
Net cash provided by operating activities	51,890	41,218

Cash flows from investing activities:
Additions to oil and gas properties	(420,516)	(87,368)
Proceeds from disposition of assets	11,518	19,200
Increase in restricted cash	(12,476)	-
Additions to furniture and fixtures	(900)	(483)
Net cash used in investing activities	(422,374)	(68,651)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	-	53,066
Proceeds from long-term debt	132,113	262,000
Principal payments of long-term debt	(3,175)	(166,230)
Proceeds from capital lease	44,774	-
Principal payments of capital lease	(1,658)	-
Deferred financing costs	(10,416)	(13,502)
Repurchase of warrants	-	(12,311)
Exercise of stock options	4,507	2675
Issuance of preferred stock, net of issuance costs	169,437	-
Other	(68)	-
Net cash provided by financing activities	335,514	125,698

Effect of exchange rate changes on cash	(2,238)	(55)

Net increase (decrease) in cash and cash equivalents	(37,208)	98,210
Cash and cash equivalents, beginning of year	102,774	4,564

Cash and cash equivalents, end of year	$65,566	$102,774

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Hedges, Derivatives and Fixed Price Contracts
	2006					2007
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMMBtu)	2,160	1,363	1,376	768	5,667	450	-	-	-	450
Price ($/MMbtu)	$8.08	$8.50	$8.50	$9.16	$8.43	$10.16	$-	$-	$-	$10.16
Crude Oil
Volumes (MBbls)	108.0	63.7	64.4	64.4	300.5	45.0	45.5	46.0	46.0	182.5
Price ($/bbl)	$47.14	$48.41	$48.41	$48.41	$47.96	$67.76	$67.76	$67.76	$67.76	$67.76
Equivalents
Volumes (MMMBtue)	2,808	1,745	1,762	1,154	7,470	720	273	276	276	1,545
Price ($/MMbtue)	$8.03	$8.41	$8.41	$8.79	$8.32	$10.59	$11.29	$11.29	$11.29	$10.96

Puts
Crude Oil
Volumes (MBbls)		318.5	322.0	322.0	962.5	315.0	-	-	-	315.0
Floor Price ($/bbl)		$57.50	$57.50	$57.50	$57.50	$57.50	$-	$-	$-	$57.50

North Sea:
Swaps
Natural Gas
Volumes (MMMBtu)	399				399
Price (£/MMBtu)	£6.20				£6.20
The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
Recent Gulf of Mexico Crude Oil Fixed Forwards:
February 24, 2006: 500 bopd January - December 2007 at $67.76/bbl.
Recent Gulf of Mexico Gas Fixed Forwards:
February 24, 2006: 5,000 MMBtu/d November 2006 - March 2007 at $10.16/MMBtu
Recent Gulf of Mexico Crude Oil Puts:
January 19, 2006: 1,000 bopd April 2006 - March 2007 at $57.50/bbl floor.
February 2, 2006: 1,500 bopd April 2006 - March 2007 at $57.50/bbl floor.
February 24, 2006: 1,000 bopd April 2006 - March 2007 at $57.50/bbl floor.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page of 13 of 14

Oil and Gas Revenue Reconciliation (1)
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Oil and gas revenues, including the effects of settled derivatives (1)	$49,864	$32,858	$146,484	$116,023
Hedging ineffectiveness for the period (2)	-	15	190	(190)
Derivative activities previously recognized to earnings (3)	-	-	-	-
Other (3)	-	54	-	290
Oil and gas revenue per income statements	$49,864	$32,927	$146,674	$116,123

(1)
Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period.  Set forth above is a table reconciling the presented information with revenues from oil and gas production.  The total of oil and gas revenues, including the effects of settled derivative activities, is presented because of its acceptance as an indicator of the Company's realized cash flow from its oil and gas production during the period for which it is presented.

(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that is based on imperfect correlations to benchmark oil and natural gas prices.
(3)
These amounts are reclassifications of prior period disclosures that segregated the mark-to-market value changes on instruments that did not qualify for SFAS No. 133 hedge accounting treatment as income on derivative instruments on the statement of operations. Also included is the marketing activity of ATP Energy.

Cash Flow From Operating Activities
(In Thousands)

	Year Ended
	December 31,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$(2,716)	$1,356
Adjustments to operating activities	71,739	60,976
Cash flows from operating activities
before changes in assets and liabilities	69,023	62,332
Changes in assets and liabilities	(17,133)	(21,114)
Net cash provided by operating activities	$51,890	$41,218

Reconciliation of Pre-tax PV-10 to the Standardized Measure
(In Thousands)
December 31,
2005
Net present value of future cash flows, before income taxes	$2,684,342
Future income taxes, discounted at 10%	$818,762
Standardized measure of discounted future net cash flows	$1,865,580

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page of 14 of 14